UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

IRIDEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-27598	77-0210467
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
1212 Terra Bella Avenue Mountain View, California 94043
(Address of principal executive offices, including zip code)

(650) 940-4700
(Registrant’s telephone number, including area code)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:
☑ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2024.
☐ Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended _____.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

This Form SD of Iridex Corporation (“Iridex”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2024 to December 31, 2024.

A copy of Iridex’s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD, and is publicly available under the “Governance Documents” heading on the Corporate Governance page of the Company’s website, which can be reached through the following link: https://iridex.gcs-web.com/corporate-governance-highlights.

Item 1.02 Exhibit

As specified in Item 1.01 of this Form SD, the Company is hereby filing its Conflict Minerals Report as Exhibit 1.01 to this report.

Section 2 - Exhibits

Item 2.01 Exhibits

The following exhibit is filed as part of this Report.

Exhibit	Description

1.01	Conflict Minerals Report for the year ended December 31, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

IRIDEX CORPORATION

	By:	/s/ Patrick Mercer
Patrick Mercer
Chief Executive Officer

Date: May 30, 2025